FILED PURSUANT TO RULE 424(b)(3) AND 424(c)
FILE NUMBER 333-75614

FIRST PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 9, 2002
5,250,390 SHARES

PALM, INC.

COMMON STOCK

This First Prospectus Supplement supplements the prospectus dated May 9, 2002 (the “Prospectus”) of Palm, Inc. (“Palm”) relating to the public offering of shares of common stock (the “Shares”) by certain stockholders of Palm or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the “Selling Stockholders”). Palm will not receive any of the proceeds from the sale of the Shares. The Shares were originally issued in connection with Palm’s acquisition of ThinAirApps, Inc., a Delaware corporation.

The information concerning the Selling Stockholders listed under “Selling Stockholders” in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement. The table included in the section of the Prospectus entitled “Selling Stockholders” is hereby supplemented to reflect the transfer of Shares made by Vincent C. Deluzio to JoEllen Lyons in the amount of 2,780 shares of Palm common stock after the date of the Prospectus. The following table sets forth the name of the new Selling Stockholder and the number of shares of Palm common stock that may be offered for the account of such Selling Stockholder.

Name of Selling Stockholder	Number of Shares Being Offered
JoEllen Lyons	2,780

This First Prospectus Supplement should be read in conjunction with the Prospectus, and is hereby qualified in its entirety by reference to the Prospectus, except to the extent that the information contained herein supersedes the information contained in the Prospectus.

This First Prospectus Supplement is dated July 24, 2002.